UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 2, 2015
(Date of report; date of
earliest event reported)

Commission file number: 1-3754

ALLY FINANCIAL INC.
(Exact name of registrant as specified in its charter)

Delaware	38-0572512
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

200 Renaissance Center
P.O. Box 200 Detroit, Michigan
48265-2000
(Address of principal executive offices)
(Zip Code)

(866) 710-4623
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01    Completion of Acquisition or Disposition of Assets.

Ally Financial Inc. (“Ally”) previously announced that it had reached an agreement to sell its 40% interest in a motor vehicle finance joint venture in China (the “JV Interest”) pursuant to a Share Transfer Agreement, dated November 21, 2012, as amended, between Ally, General Motors Financial Company, Inc. (“GMF”), and GMAC UK PLC (“GMAC UK”) (the “Share Transfer Agreement”). GMF and GMAC UK are each wholly-owned subsidiaries of General Motors Co.

On January 2, 2015, Ally completed the sale of the JV Interest, receiving approximately $1.0 billion in total consideration at closing, which is subject to certain post-closing adjustments.  As a result of completing this sale, Ally expects to record an after-tax gain of approximately $400 million in the first quarter of 2015.

The JV Interest was classified by Ally as discontinued operations as of December 31, 2012, and its operating results were removed from Ally’s continuing operations and were presented separately as discontinued operations, net of tax, in Ally’s Consolidated Financial Statements, included in Ally’s Annual Reports on Form 10-K for the years ended December 31, 2012 and 2013, as well as in Ally’s quarterly reports on Form 10-Q for all periods subsequent to December 31, 2012.

The Share Transfer Agreement was filed as Exhibit 10.22 to Ally’s Annual Report on Form 10-K filed on March 1, 2013.
Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits
The exhibits listed on the accompanying Index of Exhibits are filed as a part of this report.

Exhibit	Description
2.1
Share Transfer Agreement, by and between Ally Financial Inc. and General Motors Financial Company, Inc., dated November 21, 2012 (incorporated by reference as Exhibit 10.22 to Ally's Annual Report on Form 10-K filed March 1, 2013)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ally Financial Inc. Registrant

Dated:	January 5, 2015	/s/ David J. DeBrunner
David J. DeBrunner
Vice President, Chief Accounting Officer and Controller

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